CERTIFICATE OF INCORPORATION OF

TRINITY PLACE HOLDINGS INC.

FIRST: The name of the corporation is Trinity Place Holdings Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, in the County of New Castle. The name of its registered agent at such address is Corporation Service Company.

THIRD: The nature and purpose of the business of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

FOURTH: The aggregate number of shares of capital stock that the Corporation shall have authority to issue is 20,000,000 which shall be divided into 19,999,998 shares of a class of Common Stock, par value $.01 per share (the “Common Stock”), and two (2) shares of a class of Preferred Stock, par value $.01 per share (the “Preferred Stock”). The Preferred Stock shall be issued in two series, of which one such series shall be designated the Series A Preferred Stock, and the other such series shall be designated the Series B Preferred Stock. The Series A Preferred Stock shall consist of one (1) authorized share, and the Series B Preferred Stock shall consist of one (1) authorized share. The Series B Preferred Stock shall be held by the Escrow Agent pursuant to the terms of the Escrow Agreement as security for the full payment to the Redeemed Stockholder on or before October 16, 2016 of the Initial Majority Shareholder Payment and Subsequent Majority Shareholder Payment.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations and restrictions thereof in respect of each class of capital stock of the Corporation:

A. COMMON STOCK

1. General. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Until such time as (i) there has been a General Unsecured Claim Satisfaction and (ii) the Redeemed Stockholder is paid the Initial Majority Shareholder Payment and the Subsequent Majority Shareholder Payment, the Corporation shall not (whether by merger, consolidation or otherwise), directly or indirectly (through any Subsidiary or otherwise), (A) declare or pay any dividends on, or make or pay any distributions to the holders of, the Common Stock, or (B) repurchase or redeem any shares of Common Stock, in each case other than in accordance with the Plan, or (C) without the written consent of the Redeemed Stockholder, amend, alter or repeal (i) this Certificate of Incorporation or the Corporation’s by-laws if such amendment would amend, alter or repeal any rights, privileges or terms applicable to the Series B Preferred Stock, or (ii) Section B8(iv) of Article Fourth if such amendment would amend, alter or repeal any rights, privileges or terms applicable to the Redeemed Stockholder.

2. Certain Amendments. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the alteration or change of the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon as a separate class pursuant to this Certificate of Incorporation or pursuant to the DGCL as currently in effect or as the same may hereafter be amended.

B. PREFERRED STOCK

1. No Dividends. No dividends or distributions may be declared, paid or made on the Series A Preferred Stock or Series B Preferred Stock.

2. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holder of the Series A Preferred Stock and the holder of the Series B Preferred Stock shall be entitled to receive for its share of Series A Preferred Stock or Series B Preferred Stock, as applicable, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, and after satisfaction of all liabilities and obligations to creditors of the Corporation, on par with each share of Parity Stock but before any distribution of such assets or proceeds is made to or set aside for the holders of Junior Stock, an amount equal to the par value of such share of Series A Preferred Stock or such share of Series B Preferred Stock, as applicable. To the extent such amount is paid in full to the holder of the Series A Preferred Stock, the holder of the Series B Preferred Stock and all holders of Parity Stock, the holders of Junior Stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

3. Redemption. The Series A Preferred Stock shall not be redeemed until such time as the General Unsecured Claim Satisfaction has occurred. The Series A Preferred Stock shall, subject to lawfully available funds, be automatically redeemed at such time as the General Unsecured Claim Satisfaction has occurred, at a per share redemption price equal to the par value of one share of Series A Preferred Stock. The Series B Preferred Stock shall not be redeemed until such time as the Redeemed Stockholder is paid the Initial Majority Shareholder Payment and the Subsequent Majority Shareholder Payment. The Series B Preferred Stock shall, subject to lawfully available funds, be automatically redeemed at such time as the Redeemed Stockholder is paid the Initial Majority Shareholder Payment and the Subsequent Majority Shareholder Payment, at a per share redemption price equal to the par value of one share of Series B Preferred Stock.

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4. Voting Rights. Except as expressly provided in this Certificate of Incorporation or as otherwise required by applicable law, the holder of the Series A Preferred Stock and the holder of the Series B Preferred Stock shall not be entitled to vote on any matters submitted to a vote of stockholders of the Corporation.

5. Special Voting Rights of the Holder of the Series A Preferred Stock. For so long as the Series A Preferred Stock is outstanding, without the affirmative vote of the holder of the Series A Preferred Stock, the Corporation shall not (whether by merger, consolidation or otherwise) take any of the following actions, directly or indirectly (through any Subsidiary or otherwise):

(i) use the amounts reserved in each of the Sub-Category Expense Reserves to fund any expenses designated to be paid from another Sub-Category Expense Reserve, except that, (y) by majority vote of the Board of Directors, amounts in the Corporate Overhead Reserve may be reallocated to the Carry Cost/Repair/TI Reserve and (x) by majority vote of the Board of Directors, which shall include the affirmative vote of the Independent Director, amounts in the Corporate Overhead Reserve may be reallocated to the Trinity Carry Reserve;

(ii) distribute any proceeds realized from the JV Interest Sale (net of transaction related expenses) other than as follows: not less than 60% of the balance of net proceeds will be included as Excess Cash and shall be distributed in accordance with the Plan Waterfall, and the remaining 40% or lesser amount of the balance of such net proceeds shall be invested in full in the Trinity Joint Venture;

(iii) distribute any funds received from any Trinity Mortgage other than as follows: first, the Trinity Carry Reserve Amount to the extent that an amount equal to the Trinity Carry Cost Reserve Amount has not been distributed as Excess Cash from a JV Interest Sale, which funds shall become Excess Cash and shall be distributed in accordance with the Plan Waterfall; and thereafter the balance of borrowed funds shall remain in the Trinity Joint Venture and will be limited to be used for pre-construction costs, direct development and construction costs, corporate overhead and carry costs for the Trinity Property, and taxes, licenses and fees for the Trinity Property, as applicable, to be determined at the Board of Directors’ discretion;

(iv) for so long as the Board of Directors is constituted pursuant to Section 2 of Article Fifth, sell or otherwise dispose of a majority interest in the Trinity Joint Venture to a non-Insider unless there has been (or will be as a result of such sale) a General Unsecured Claim Satisfaction;

(v) increase the aggregate cap for any Sub-Category Expense Reserve;

(vi) take any action that requires the consent of the holder of the Series A Preferred Stock under Article VII.F. of the Plan (Capital Raising And Use Of Cash Proceeds) or Article VII.G. of the Plan (Funding of Reserves);

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(vii) increase the fees or other compensation payable to directors in excess of that provided in the Budget;

(viii) except as specifically provided for in the Plan, replenish the Operating Reserves, once fully funded, using Net Proceeds;

(ix) amend, alter or repeal any provision of this Certificate of Incorporation or the Corporation’s by-laws;

(x) establish any committee of the Board of Directors that does not include the Series A Directors then in office;

(xi) take any action that would result in Reorganized Filene’s ceasing to be a wholly-owned subsidiary of the Corporation other than as reasonably necessary to maximize the value of the intellectual property or other assets of Reorganized Filene’s;

(xii) if the Syms and Filene’s Class 3 (Convenience Claims) and the Syms Unsecured Creditors in Syms Class 4 General Unsecured Claims are not paid their full distributions under the Plan by October 1, 2013, sell or otherwise dispose of any unsold Near Term Properties; provided that such vote of the holder of the Series A Preferred Stock shall not be required if such sale or disposition is made in accordance with Section B7(i) of this Article Fourth;

(xiii) if the Filene’s Class 4A and B General Unsecured (Short-Term) Claims and Filene’s Class 5A and B General Unsecured (Long-Term) Claims are not paid their full distributions under the Plan by October 1, 2014, sell or otherwise dispose of any unsold Medium Term Properties and Near Term Properties, provided that such deadline may be extended up to April 1, 2015 (A) with the consent of the holder of the Series A Preferred Stock or (B) if the Independent Director concludes that the Corporation is proceeding in good faith to lease and sell the Medium Term Properties and Near Term Properties such that additional time is appropriate because the Corporation still has a reasonable prospect of leasing and selling the Medium Term Properties and Near Term Properties within any extension period; provided that such vote of the holder of the Series A Preferred Stock shall not be required if such sale or disposition is made in accordance with Section B7(ii) of this Article Fourth;

(xiv) dissolve, or amend, alter or repeal the powers and authority of the Series A Committee, remove any Series A Director then in office from such committee, or cause any director other than the Series A Directors to be appointed thereto; and

(xv) issue, sell or grant any Common Stock or any Common Stock Equivalent; provided, that the foregoing shall not apply to (i) the issuance, sale or grant of Common Stock or any Common Stock Equivalent to employees or directors of the Corporation in connection with or as compensation for the performance of services to the Corporation and (ii) the issuance or sale of Common Stock or any Common Stock Equivalent for consideration that consists exclusively of cash.

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6. Special Voting Rights of the Series A Director For so long as the Board of Directors is constituted pursuant to Section 2 of Article Fifth:

(i) without the affirmative vote of the Series A Director, the Corporation shall not (whether by merger, consolidation or otherwise), directly or indirectly (through any Subsidiary or otherwise), enter into any transaction with an Insider or an Affiliate (other than transactions between the Corporation and any of its direct or indirect Subsidiaries, which transactions have also been approved by the Series A Committee); and

(ii) at the end of the two year period commencing on the Effective Date, the sum of $500,000, to be funded from Net Proceeds realized by the Corporation from the sale of assets, settlements or any other sources, before such proceeds become Excess Cash, shall be set aside in an Emergency Fund Reserve to be used, by the Corporation with the consent of the Series A Director, for operating and other expenses. The Series A Director may at any time reduce the amount of funds in the Emergency Fund Reserve and make such reduced funds Excess Cash.

7. Disposition of Medium Term Properties and Near Term Properties.

(i) If the Syms and Filene’s Class 3 (Convenience Claims) and the Syms Unsecured Creditors in Syms Class 4 General Unsecured Claims are not paid their full distributions under the Plan by October 1, 2013, the Series A Committee shall have the exclusive authority from that date forward to sell the Near Term Properties and to direct the sale process for any unsold Near Term Properties, whether by auction or otherwise, which sale process shall be done in a commercially reasonable manner consistent with maximizing the value of the Near Term Properties; and

(ii) If the Filene’s Class 4A and B General Unsecured (Short-Term) Claims and Filene’s Class 5A and B General Unsecured (Long-Term) Claims are not paid their full distributions under the Plan by October 1, 2014, the Series A Committee shall have the exclusive authority from that date forward to sell the Medium Term Properties and Near Term Properties and to direct the sale process for any unsold Medium Term Properties and Near Term Properties, whether by auction or otherwise, which sale process shall be done in a commercially reasonable manner consistent with maximizing the value of the Medium Term Properties and Near Term Properties, provided that such deadline may be extended up to April 1, 2015 (A) with the consent of the holder of the Series A Preferred Stock or (B) if the Independent Director concludes that the Corporation is proceeding in good faith to lease and sell the Medium Term Properties and Near Term Properties such that additional time is appropriate because the Corporation still has a reasonable prospect of leasing and selling the Medium Term Properties and Near Term Properties within any extension period.

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8. Certain Covenants.

(i) In furtherance and not in limitation of the Corporation’s obligations to comply with the terms of the Plan and the other provisions of this Certificate of Incorporation, the Corporation shall comply with the provisions of Article IV of the Plan (Plan Waterfall), Article VII. F. of the Plan (Capital Raising And Use Of Cash Proceeds), Article VII. G.3. of the Plan (Operating Reserves), and Article VIII of the Plan (Provisions Governing Distributions).

(ii) The amount allocated in the second year of the Budget for the Corporate Overhead Reserve and the Pension Reserve shall be funded in the last quarter of the first year, unless the Board of Directors determines that the delay of such funding would provide the Corporation with inadequate liquidity to operate in accordance with the Budget.

(iii) On the two-year anniversary of the Effective Date, the Board of Directors shall review and revise the Sub-Category Reserve amounts set forth in the Plan for the third and fourth year periods after the Effective Date, provided that any increase in the aggregate amount of the cap increases for the Sub-Category Reserves shall not exceed the amounts set forth in Sections VII.G.3(2) and (3) of the Plan without the consent of the holder of the Series A Preferred Stock except that, (i) by majority vote of the Board of Directors, amounts in the Corporate Overhead Reserve may be reallocated to the Carry Cost/Repair/TI Reserve and (ii) by majority vote of the Board of Directors, which shall include the affirmative vote of the Independent Director, amounts in the Corporate Overhead Reserve may be reallocated to the Trinity Carry Reserve.

(iv) For so long as the Board of Directors is constituted pursuant to Section 2 or Section 3(iii) of Article Fifth, the Corporation may only sell or otherwise dispose of a majority interest in the Trinity Joint Venture to a non-Insider if (x) there has been (or will be as a result of such sale) a General Unsecured Claim Satisfaction and to the extent a General Unsecured Claim Satisfaction has occurred, the Redeemed Stockholder has received full payment of its Plan distributions, or (y) the holder of the Series A Preferred Stock or to the extent the General Unsecured Claim Satisfaction has occurred, Marcy Syms (or her personal representatives in the event of her death or incapacity) consents.

9. Record Holders. To the fullest extent permitted by applicable law, the Corporation may deem and treat the record holder of the share of Series A Preferred Stock and the record holder of the share of Series B Preferred Stock as the applicable true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

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10. Notices. All notices or communications in respect of the Series A Preferred Stock or Series B Preferred Stock (with a copy to the Redeemed Stockholder) shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Incorporation or the Corporation’s by-laws or by applicable law or regulation. Notwithstanding the foregoing, if the Series A Preferred Stock or Series B Preferred Stock is issued in book-entry form through The Depository Trust Corporation or any similar facility, such notices may be given to the holder of the Series A Preferred Stock or the holder of the Series B Preferred Stock, as applicable, in any manner permitted by such facility.

FIFTH: The provisions of this Article (including the provisions relating to the election, designation and appointment of directors and the terms of directors) have been adopted pursuant to the final clause of the first sentence, and the second sentence, of Section 141(a) of the DGCL. Except as otherwise provided in this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors elected, appointed and/or designated in the manner set forth in this Article. Except as otherwise provided in this Certificate of Incorporation, the provisions of the DGCL that otherwise apply to directors or a board of directors shall apply to the directors of the Corporation and the Board of Directors.

1. Staggered Board. Upon the effectiveness of the amendment or restatement of this Certificate of Incorporation first inserting this sentence (such time, the “Effective Time”), the Board of Directors shall be divided into two classes, as nearly equal in number as possible, designated Class I and Class II. Class I directors shall initially serve until the first annual meeting of stockholders following the Effective Time, and Class II directors shall initially serve until the second annual meeting of stockholders following the Effective Time, in each case subject to automatic termination of directorships as set forth in this Article. Commencing with the first annual meeting of stockholders following the Effective Time, directors of each class the term of which shall then expire shall be elected to hold office for a term ending at the second annual meeting following such persons’ election and until the election and qualification of their respective successors in office, subject to automatic termination of directorships as set forth in this Article. Commencing with the Effective Time, (i) the initial Class I directors shall be the Series A Director and the Independent Director, and (ii) the initial Class II directors shall be the EC Directors. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible. Any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority in voting power of the shares of capital stock of the Corporation entitled to elect such director.

2. Board of Directors - Generally. Except as set forth in Section 3 of this Article below, for so long as the Series A Preferred Stock is outstanding, the Board of Directors shall be comprised of five directors, as follows:

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(i) three directors who (A) shall be designated and appointed to the Board of Directors on the Effective Date by the Equity Committee; provided that if there are any Unsubscribed Shares in the Rights Offering, two of the three shall be designated and appointed to the Board of Directors by the Backstop Parties and the third shall be designated by the Equity Committee; and (B) following the Effective Date shall be elected by the holders of Common Stock pursuant to the Corporation’s by-laws (the “EC Directors”);

(ii) one director who shall be (A) designated and appointed to the Board of Directors on the Effective Date by the Creditors’ Committee and (B) following the Effective Date shall be elected by the holder of the Series A Preferred Stock, voting as a separate class to the exclusion of the holders of Common Stock and any other Preferred Stock (such director, the “Series A Director”); and

(iii) one director who shall be (A) designated and appointed to the Board of Directors on the Effective Date by the mutual agreement of the Equity Committee and the Creditors’ Committee and (B) following the Effective Date, shall be nominated by the EC Directors with the reasonable consent of the holder of the Series A Preferred Stock and, following such nomination, shall be elected by the holder of the Series A Preferred Stock, voting as a separate class to the exclusion of the holders of Common Stock and any other Preferred Stock (the “Independent Director”), provided that such director shall (I) meet the requirements of an independent director under the standards of the NASDAQ Stock Market and (II) not be an Affiliate of (w) any Unsecured Creditor that holds a Claim in an amount that is greater than $50,000, (x) any holder of two percent or more of the Corporation’s Common Stock, (y) any Backstop Party or (z) any person or entity included in the definition of the Redeemed Stockholder.

3. Board of Directors - Contingencies.

(i) If there has not been a General Unsecured Claim Satisfaction by October 1, 2016, then, effective on such date, (A) the terms of the two EC Directors then in office who are youngest in age shall automatically terminate (provided that if there is only one EC Director in office on such date, then such director’s term shall not terminate), the term of the Independent Director shall automatically terminate, and the persons formerly holding such directorships shall cease to be directors of the Corporation, all without the need for any action by the Board of Directors or the stockholders of the Corporation, (B) immediately following such termination of directorships and the resultant automatic reduction in the size of the Board of Directors to two (2) directors (the one EC Director and the Series A Director), the size of the Board of Directors shall automatically be increased so that the Board of Directors is comprised of a total of nine (9) authorized directorships with the seven (7) directorships created thereby to be filled (and thereafter elected) solely by the holder of the Series A Preferred Stock, voting as a separate class to the exclusion of the holders of Common Stock and any other Preferred Stock (such additional directors shall also each be a Series A Director, and together will be “Series A Directors”). Thereafter, upon the occurrence of a General Unsecured Claim Satisfaction after October 1, 2016, the Corporation shall immediately redeem the Series A Preferred Stock, the terms of all Series A Directors shall automatically terminate, the persons holding such directorships immediately prior to such termination shall cease to be directors of the Corporation and the size of the Board of Directors shall be automatically reduced to one (1) authorized directorship. Subject to Section 3(ii) of this Article below, following the redemption of the Series A Preferred Stock (whether before or after October 1, 2016), (a) all directors shall be elected exclusively by the holders of Common Stock, and (b) notwithstanding anything in this Certificate of Incorporation or the Corporation’s by-laws to the contrary, the total number of directors comprising the Board of Directors may be fixed from time to time solely by resolution of the Board of Directors, and vacancies and newly created directorships may be filled solely by a majority of the directors then in office, even if less than a quorum.

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(ii) If the Series A Preferred Stock has been redeemed but the Redeemed Stockholder has not received the Initial Majority Shareholder Payment and the Subsequent Majority Shareholder Payment by October 16, 2016, then, effective on such date, (A) the terms of all of the directors then in office except for the oldest in age shall automatically terminate and the persons formerly holding such directorships shall cease to be directors of the Corporation, all without the need for any action by the Board of Directors or the stockholders of the Corporation, (B) immediately following such termination of directorships and the resultant automatic reduction in the size of the Board of Directors to one (1) director, the size of the Board of Directors shall automatically be increased so that the Board of Directors is comprised of a total of four (4) authorized directorships with the three (3) directorships created thereby to be filled solely by the holder of the Series B Preferred Stock, voting as a separate class to the exclusion of the holders of Common Stock and any other Preferred Stock (such additional directors, the “Series B Directors”). Thereafter, upon the payment of the Initial Majority Shareholder Payment and the Subsequent Majority Shareholder Payment in full after October 16, 2016, the Corporation shall redeem the Series B Preferred Stock, the terms of all Series B Directors shall automatically terminate, the persons holding such directorships immediately prior to such termination shall cease to be directors of the Corporation and the size of the Board of Directors shall be automatically reduced to one (1) authorized directorship. Following the redemption of the Series B Preferred Stock after the prior redemption of the Series A Preferred Stock (whether before or after October 16, 2016), (a) all directors shall be elected exclusively by the holders of Common Stock, and (b) notwithstanding anything in this Certificate of Incorporation or the Corporation’s by-laws to the contrary, the total number of directors comprising the Board of Directors may be fixed from time to time solely by resolution of the Board of Directors, and vacancies and newly created directorships may be filled solely by a majority of the directors then in office, even if less than a quorum.

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(iii) If the Series A Preferred Stock has been redeemed on or before October 1, 2016 (and subject to Section 3(ii) of this Article above) then, effective on such date, the terms of the Series A Director and the Independent Director shall automatically terminate, the persons formerly holding those directorships shall cease to be directors of the Corporation, and the size of the Board will be automatically reduced to three (3) (subject to the right of the Board of Directors to change such number as set forth in this Article), all without the need for any action by the Board of Directors or the stockholders of the Corporation.

4. Vacancies. In the event (i) a Series A Director is removed, resigns or is unable to serve as a member of the Board of Directors, the holder of the Series A Preferred Stock, voting as a separate class to the exclusion of the holders of Common Stock and all other series of Preferred Stock, shall have the sole right to fill such vacancy; (ii) the Independent Director is removed, resigns or is unable to serve as a member of the Board of Directors prior to the first annual meeting following the Effective Date, the Board of Directors may fill such vacancy; provided that the Series A Committee and the EC Directors shall mutually agree on an Independent Director to fill such vacancy who (I) meets the requirements of an independent director under the standards of the NASDAQ Stock Market and (II) is not an Affiliate of (w) any Unsecured Creditor that holds a Claim in an amount that is greater than $50,000, (x) any holder of two percent or more of the Corporation’s Common Stock, (y) any Backstop Party or (z) any person or entity included in the definition of the Redeemed Stockholder; (iii) an EC Director is removed, resigns or is unable to serve as a member of the Board of Directors, the remaining EC Directors, if any, shall have the sole right to fill such vacancy (and if there are no remaining EC Directors, such vacancy shall be filled in the manner set forth in the Corporation’s by-laws); or (iv) any director elected by the holder of the Series B Preferred Stock is removed, resigns or is unable to serve as a member of the Board of Directors, the holder of the Series B Preferred Stock, voting as a separate class to the exclusion of the holders of Common Stock and all other series of Preferred Stock, shall have the sole right to fill such vacancy.

5. Series A Committee. The Series A Committee, which shall consist of the Series A Directors in office at any given time, is hereby established to take and, to the fullest extent permitted by applicable law, shall have the sole power and authority to take, the actions set forth in Sections B6(i) and B7 of Article Fourth and Section 4 of Article Fifth, which Sections provide for such actions to be taken by the Series A Committee, including the taking of any actions necessary for or incidental to the taking of the actions set forth in Sections B6(i) and B7 of Article Fourth and Section 4 of Article Fifth. The vote of a majority of the members of the Series A Committee present at any meeting of the Series A Committee at which there is a quorum shall be the act of the Series A Committee. In the event that the Board of Directors is comprised as set forth in Section 3(i) of this Article, the Board of Directors, by resolution adopted by a majority of the directors then in office, may elect to dissolve the Series A Committee and repeal the rules and procedures for the conduct of its business, provided, that any such dissolution of the Series A Committee and repeal of its rules and procedures must be approved by a majority of the Series A Directors then in office.

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6. Other Committees. For so long as the Board of Directors is constituted pursuant to Section 2 of this Article, and to the fullest extent permitted by law, (i) each committee of the Board of Directors other than the Series A Committee shall have five (5) members, (ii) the presence of four (4) members shall be necessary and sufficient to constitute a quorum for the transaction of business by such committee, and (iii) the vote of a majority of the members of such committee present at any meeting at which there is a quorum shall be the act of that committee. If the Board of Directors is constituted pursuant to Section 3 of this Article, unless the Board of Directors provides otherwise and to the fullest extent permitted by law, (i) each committee of the Board of Directors other than the Series A Committee shall consist of one or more of the directors of the Corporation, (ii) at all meetings of such committee, a majority of the members of the committee then in office shall constitute a quorum for the transaction of business, and (iii) the vote of a majority of the members of the committee present at any meeting at which there is a quorum shall be the act of the committee. Committees of the Board of Directors (other than the Series A Committee) may not create one or more subcommittees of such committee.

SIXTH: The name and mailing address of the incorporator(s) of the Corporation are:

Delaware Corporation Organizers, Inc.
P.O. Box 1347

Wilmington, DE 19899

SEVENTH: Unless and except to the extent that the by-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

EIGHTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, modification or repeal.

NINTH: (i) The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise, nonprofit entity or other entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in paragraph (iii) of this Article with respect to an action brought by a Covered Person to recover an unpaid indemnification or advancement claim to which such Covered Person is entitled, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors of the Corporation.

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(ii) The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article or otherwise.

(iii) If a claim for indemnification under this Article (following the final disposition of such proceeding) is not paid in full within sixty days after the Corporation has received a claim therefor by the Covered Person, or if a claim for any advancement of expenses under this Article is not paid in full within thirty days after the Corporation has received a statement or statements requesting such amounts to be advanced, the Covered Person shall thereupon (but not before) be entitled to file suit to recover the unpaid amount of such claim. If successful in whole or in part, the Covered Person shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action, the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

(iv) The rights conferred on any Covered Person by this Article shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Corporation’s by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

(v) The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise, nonprofit entity or other entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise, non-profit entity or other entity.

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(vi) Any repeal or modification of the provisions of this Article shall not adversely affect any right or protection hereunder of any Covered Person in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to the time of such repeal or modification.

(vii) This Article shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

TENTH: In furtherance of, and not in limitation of, the powers conferred by statute, subject to any express restrictions contained in this Certificate of Incorporation, the Board of Directors is expressly authorized to adopt, amend or repeal the Corporation’s by-laws or adopt new by-laws without any action on the part of the stockholders; provided that any by-law adopted or amended by the Board of Directors, and any powers thereby conferred, may be amended, altered or repealed by the stockholders.

ELEVENTH: The Corporation shall have the right, subject to any express provisions or restrictions contained in the Certificate of Incorporation or the Corporation’s by-laws, from time to time, to amend the Certificate of Incorporation or any provision thereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by the Certificate of Incorporation or any amendment thereof are conferred subject to such right.

TWELFTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Corporation’s by-laws or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery of the State of Delaware having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article.

THIRTEENTH: As used herein, the following defined terms shall have the meanings set forth below, and the following rules of construction shall apply:

A. DEFINED TERMS

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Capitalized terms otherwise not defined in the Certificate of Incorporation have the meanings as defined in the Plan.

“Affiliate” means, with respect to any Person, as defined below, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person. For purposes of this Certificate of Incorporation, “control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).

“Backstop Parties” has the meaning set forth in the Plan.

“Board of Directors” shall mean the board of directors of the Corporation.

“Budget” has the meaning set forth in the Plan.

“Business Day” shall mean a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York, New York generally are authorized or obligated by law, regulation or executive order to close.

“Claim” has the meaning set forth in the Plan.

“Capital Stock” shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (in each case however designated) stock issued by the Corporation.

“Carry Cost/Repair/TI Reserve” has the meaning set forth in the Plan.

“Certificate of Incorporation” shall mean this Certificate of Incorporation of the Corporation, as amended from time to time.

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Corporation.

“Common Stock Equivalent” means an option, warrant, right or other security of the Corporation that is, directly or indirectly, exercisable, convertible or exchangeable for or into Common Stock or any other Common Stock Equivalent at any time.

“Corporate Overhead Reserve” has the meaning set forth in the Plan.

“Corporation” shall mean Trinity Place Holdings Inc., a corporation organized and existing under the laws of the State of Delaware, and any successor thereof.

“Creditors’ Committee” has the meaning set forth in the Plan.

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“Effective Date” means the date the Plan becomes effective in accordance with its terms.

“Emergency Reserve Fund” has the meaning set forth in the Plan.

"Escrow Agreement" shall mean an escrow and pledge agreement by and among the escrow agent therein named (“Escrow Agent”), the Corporation, and the Redeemed Stockholder pursuant to which the Escrow Agent shall hold in escrow the Series B Preferred Stock pledged by the Corporation and related stock assignment executed in blank as security for the full payment of all distributions due the Redeemed Stockholder under the Plan, and may deliver the Series B Preferred Stock and stock assignment to the Redeemed Stockholder if full payment of the Initial Majority Shareholder Payment (as defined below) and Subsequent Majority Shareholder Payment (as defined below) has not been made on or before October 16, 2016.

“Equity Committee” has the meaning set forth in the Plan.

“Excess Cash” has the meaning set forth in the Plan.

“Filene’s Unsecured Creditors” means the holders of Filene’s General Unsecured (Short-Term) Claims and Filene’s General Unsecured (Long-Term) Claims, each as defined in the Plan.

“Filene’s Class 3 (Convenience Claims)” has the meaning set forth in the Plan.

“Filene’s Class 4A and B General Unsecured (Short-Term) Claims” has the meaning set forth in the Plan.

“Filene’s Class 5A and B General Unsecured (Long-Term) Claims” has the meaning set forth in the Plan.

“General Unsecured Claim Satisfaction” has the meaning set forth in the Plan.

“Initial Majority Shareholder Payment” has the meaning set forth in the Plan.

“Insider” has the meaning set forth in 11 U.S.C. §101(31).

“Junior Stock” shall mean the Common Stock and any other class or series of Capital Stock that ranks junior to the Series A Preferred Stock and Series B Preferred Stock as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, or both.

“JV Interest Sale” has the meaning set forth in the Plan.

“Medium Term Properties” means the following properties of the Corporation:

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(i) 695 Merrick Avenue, Westbury, NY 11590;

(ii) 330 Route 17 North, Paramus, NJ 07652; and

(iii) 295 Tarrytown Road, Elmsford, NY 10523.

“Near Term Properties” means the following properties of the Corporation:

(i) 4400 Forest Hill Blvd, West Palm Beach, FL 33406;

(ii) 1340 Swedesford Rd, Berwyn, PA 19312;

(iii) 4615 NW 77th Avenue, Miami, FL 33166;

(iv) 21700 Telegraph Road, Southfield, MI 48034;

(v) 5775 Jimmy Carter Boulevard, Norcross, GA 30071;

(vi) 10770 Westheimer, Houston, TX 77042;

(vii) 652 Commerce Drive, Fairfield, CT 06825;

(viii) 1803 Roswell Road, Marietta, GA 30062;

(ix) 280 West North Avenue, Addison, IL 60101;

(x) 1865 E. Marlton Pike, Cherry Hill, NJ 08003;

(xi) 8075 Sheridan Drive, Williamsville, NY 14221;

(xii) 5300 Powerline, Ft. Lauderdale, FL 33309; and

(xiii) 1 Syms Way, Secaucus, NJ 07094.

“Net Proceeds” has the meaning set forth in the Plan.

“Operating Reserves” has the meaning set forth in the Plan.

“Parity Stock” shall mean any class or series of Capital Stock (other than the Series A Preferred Stock or the Series B Preferred Stock) that ranks equally with the Series A Preferred Stock and Series B Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation (in each case, without regard to whether dividends accrue cumulatively or non-cumulatively).

“Pension Reserve” has the meaning set forth in the Plan.

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“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

“Plan” means the Second Amended Joint Chapter 11 Plan of Reorganization of the Corporation and its Subsidiaries filed on July 13, 2012, as it may be amended.

“Plan Waterfall” has the meaning set forth in the Plan.

“Redeemed Stockholder” means Ms. Marcy Syms, the Laura Merns Living Trust, dated February 14, 2003, and the Marcy Syms Revocable Living Trust, dated January 12, 1990.

“Reorganized Filene’s” has the meaning set forth in the Plan.

“Rights Offering” has the meaning set forth in the Plan.

“Series A Committee” means the committee of the Board of Directors, consisting of the Series A Directors, established pursuant to Section 5 of Article Fifth.

“Series A Director” has the meaning ascribed to it in Section 2 of Article Fifth.

“Sub-Category Expense Reserve” has the meaning set forth in the Plan.

“Subsidiary” shall mean any corporation, partnership, limited liability company, joint venture, joint stock company, trust, unincorporated organization or other entity for which the Corporation owns at least 50% of the voting stock (or equivalent voting interest) of such entity.

“Subsequent Majority Shareholder Payment” has the meaning set forth in the Plan.

“Syms Class 3 (Convenience Claims)” has the meaning set forth in the Plan.

“Syms Class 4 (General Unsecured Claims)” has the meaning set forth in the Plan.

“Syms Unsecured Creditors” means the holders of Syms General Unsecured Claims as defined in the Plan.

“Trinity Carry Reserve” has the meaning set forth in the Plan.

“Trinity Joint Venture ” has the meaning set forth in the Plan.

“Trinity Property” has the meaning set forth in the Plan.

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“Unsecured Creditors” means the holders of General Unsecured Claims as defined in the Plan.

“Unsubscribed Shares” has the meaning set forth in the Plan.

B. RULES OF CONSTRUCTION

Unless the context otherwise requires: (i) a term has the meaning assigned to it herein; (ii) an accounting term not otherwise defined herein has the meaning accorded to it in accordance with generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis; (iii) words in the singular include the plural, and in the plural include the singular; (iv) “or” is not exclusive; (v) “will” shall be interpreted to express a command; (vi) “including” means including without limitation; (vii) provisions apply to successive events and transactions; (viii) except for references to Sections of the Plan, references to any Section or clause refer to the corresponding Section or clause, respectively, of this Certificate of Incorporation; (ix) any reference to a day or number of days, unless expressly referred to as a Business Day, shall mean the respective calendar day or number of calendar days; (x) headings are for convenience only; and (xi) unless otherwise expressly provided in this Certificate of Incorporation, a reference to any specific agreement or other document shall mean a reference to such agreement or document as amended from time to time.

When the terms of this Certificate of Incorporation refer to a specific agreement or other document, or a decision by any body, person or entity, to determine the meaning or operation of a provision hereof, the secretary of the Corporation shall maintain a copy of such agreement, document or decision, as amended, at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any stockholder who make a request therefor.

FOURTEENTH: The Corporation shall not issue any class of non-voting equity securities unless and solely to the extent permitted by Section 1123(a)(6) of the United States Bankruptcy Code (the "Bankruptcy Code"); provided, however, that this Article Fourteenth: (a) will have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code; (b) will have such force and effect, if any, only for so long as Section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Corporation; and (c) in all events may be amended or eliminated in accordance with applicable law from time to time in effect.

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